Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SECURE LUGGAGE SOLUTIONS INC.", FILED IN THIS OFFICE ON THE FOURTH DAY OF APRIL, A.D. 2011, AT 6:24 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE EIGHTH DAY OF APRIL, A.D. 2011.

SECRETARY OF STATE · DELAWARE · 1776 · 1976

Jeffrey W. Bullock, Secretary of State

4629922 8100

AUTHENTICATION: 8670191

110377031

DATE: 04-04-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:24 PM 04/04/2011
FILED 06:24 PM 04/04/2011
SRV 110377031 - 4629922 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF SECURE LUGGAGE SOLUTIONS INC.

a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

Secure Luggage Solutions Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article 4 of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

> "4. The total number of shares which the Corporation is authorized to issue is: 120,000,000 shares as follows:
>
> 100,000,000 shares of common stock with a par value of $0.001 and 20,000,000 shares of preferred stock with a par value of $0.001.
>
> To the fullest extent permitted by the laws of the State of Delaware (currently set forth in GCL 151 and 157), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of such class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the GCL, a majority of the Corporation's stockholders approved and authorized the foregoing amendment (the "Amendment") by written consent in lieu of a meeting.

THIRD: That the Amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH: That the Certificate of Amendment of the Certificate of Incorporation shall be effective on April 8, 2011.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Donald G. Bauer, its duly authorized President and Principal Executive Officer this 31st day of March, 2011.

By: ______________________
Donald G. Bauer
President